FLORIDA DEPARTMENT OF STATE
Division of Corporations

April 9, 2013

ENVOY GROUP CORP.
3811 ALDEN WAY
SARASOTA, FL 34232

The Articles of Incorporation for ENVOY GROUP CORP. were filed on April 8, 2013 and assigned document number P13000032203. Please refer to this number whenever corresponding with this office regarding the above corporation.

PLEASE NOTE: Compliance with the following procedures is essential to maintaining your corporate status. Failure to do so may result in dissolution of your corporation.

To maintain "active" status with the Division of Corporations, an annual report must be filed yearly between January 1st and May 1st beginning in the year following the file date or effective date indicated above. If the annual report is not filed by May 1st, a $400 late fee will be added. **It is your responsibility to remember to file your annual report in a timely manner.**

A Federal Employer Identification Number (FEI/EIN) will be required when this report is filed. Contact the IRS at 1-800-829-4933 for an SS-4 form or go to www.irs.gov.

Should your corporate mailing address change, you must notify this office in writing, to insure important mailings such as the annual report notices reach you.

Should you have any questions regarding corporations, please contact this office at (850) 245-6052.

Tim Burch, Regulatory Specialist II
New Filing Section

Letter Number: 613A00008342

ARTICLES OF INCORPORATION
OF
ENVOY GROUP CORP.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

FILED
13 APR -8 PM 4:07

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: ENVOY GROUP CORP.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 3811 Alden Way, Sarasota FL 34232

ARTICLE III
NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (two hundred and fifty million) 250,000,000 shares of Common Stock, par value $.0001 per share.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
REGISTERED AGENT AND
INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

Jocelyn Nicholas
3811 Alden Way, Sarasota, Florida 34232

ARTICLE VII
BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

Jocelyn Nicholas
3811 Alden Way,
Sarasota, Florida 34232

ARTICLE VIII
INCORPORATOR

The name address of the person signing these Articles of Incorporation as the Incorporator is Jocelyn Nicholas. 3811 Alden Way, Sarasota, Florida 34232

ARTICLE IX
INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE XI
CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on the 4th day of April, 2013.

Jocelyn Nicholas

Jocelyn Nicholas, Incorporator

CERTIFICATE DESIGNATING REGISTERED AGENT AND OFFICE FOR SERVICE FOR PROCESS

Envoy Group Corp. a corporation existing under the laws of the State of Florida with its principal office and mailing address at 3811 Alden Way, Sarasota, Florida 34232 has named Jocelyn Nicholas whose address is 3811 Alden Way, Sarasota, Florida 34232, as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

Jocelyn Nicholas

Jocelyn Nicholas

FILED
13 APR -8 PM 4:07
SECRETARY OF STATE
TALLAHASSEE, FLORIDA